   As filed with the Securities and Exchange Commission on September 22, 1995
                                            Registration Statement No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________

                                INTERVOICE, INC.
             (Exact name of registrant as specified in its charter)


                 TEXAS                                  75-1927578
      (State or other jurisdiction          (I.R.S. Employer Identification No.)
    of incorporation or organization)

        17811 WATERVIEW PARKWAY
            DALLAS, TEXAS                                    75252
(Address of Principal Executive Offices)                   (Zip Code)


                            _______________________

                     INTERVOICE, INC. RESTRICTED STOCK PLAN
                            (Full title of the Plan)
                            _______________________

           ROB-ROY J. GRAHAM                                 Copy to:
        CHIEF FINANCIAL OFFICER                         SAM P. BURFORD, JR.
             AND SECRETARY                               THOMPSON & KNIGHT
           INTERVOICE, INC.                         A PROFESSIONAL CORPORATION
        17811 WATERVIEW PARKWAY                         1700 PACIFIC AVENUE
          DALLAS, TEXAS 75252                               SUITE 3300
 (Name and address of agent for service)               DALLAS, TEXAS  75201
                                                          (214) 969-1700
              (214) 454-8000
       (Telephone number, including
     area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
       Title of                                    Proposed          Proposed Maximum           Amount
      Securities              Amount                Maximum              Aggregate                of
         to be                 to be            Offering Price           Offering            Registration
     Registered(1)         Registered(2)         per Share(3)            Price(3)                 Fee
-----------------------------------------------------------------------------------------------------------
     Common Stock,
     no par value         500,000 shares            $23.75              $11,875,000            $4,094.83
      per share
-----------------------------------------------------------------------------------------------------------

(1) This registration statement also covers an equal number of Preferred Share Purchase Rights issuable pursuant to InterVoice's Rights Agreement, which rights will be transferable only with related shares of Common Stock.

(2) Pursuant to Rule 416 under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(3) Computed in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System on September 19, 1995.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

_____________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1995;

      (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since February 28, 1995;

      (3) The description of the Common Stock of the Registrant contained in the Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 (Registration No. 0-13616), as filed with the Securities and Exchange Commission on May 23, 1985, including any amendment or report filed for the purpose of updating such description; and

      (4) The description of the Preferred Share Purchase Rights (which rights are transferable only with related shares of Common Stock) contained in the Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 (Registration No. 0-13616), as filed with the Securities and Exchange Commission on May 10, 1991, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.     Indemnification of Directors and Officers.

      The Registrant is a Texas corporation. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act authorizes Texas corporations, such as the Registrant, to eliminate or limit, pursuant to a provision in their articles of incorporation, the liability of a director thereof to the corporation and its shareholders for certain acts or omissions in the director's capacity as a director, subject to certain limitations. Article XIII of the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation"), eliminates the liability of directors of the Registrant for monetary damages for certain acts or omissions, subject to certain limitations.

      Article 2.02-1 of the Texas Business Corporation Act permits (and in certain circumstances requires) Texas corporations, such as the Registrant, to indemnify directors and officers thereof under certain conditions and subject to certain limitations. Section 8.7 of the Registrant's Second Restated Bylaws, as amended (the "Bylaws"), and Article XII of the Articles of Incorporation, provide for indemnification of directors and officers of the Registrant, subject to certain limitations.

      The Registrant maintains a directors' and officers' liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such.

      The foregoing summaries are necessarily subject to the complete text of the statutes, the Articles of Incorporation, the Bylaws and insurance policy referred to above and are qualified in their entirety by reference thereto.


Item 8.     Exhibits.

      The following documents are filed as exhibits to this Registration
Statement:

Exhibit No.             Description
-----------             -----------
      4.1         InterVoice, Inc. Restricted Stock Plan.

      5.1         Opinion of Thompson & Knight, A Professional Corporation.

      23.1        Consent of Thompson & Knight, A Professional Corporation (included in the opinion of Thompson &
                  Knight, P.C. filed herewith as Exhibit 5.1).

      23.2        Consent of Ernst & Young LLP, independent public accountants, to incorporation of report by reference.

      24.1        Power of Attorney (included on signature page of this Registration Statement).

Item 9.     Undertakings.

      (a)   The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect
            to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 21st day of September, 1995.

                                       INTERVOICE, INC.
                                       (Registrant)


                                       By:    /s/ DANIEL D. HAMMOND
                                              ----------------------------------
                                              Daniel D. Hammond,
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer


      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of InterVoice, Inc. hereby constitutes and appoints Daniel D. Hammond and Rob-Roy J. Graham, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                     Title                                                         Date
---------                                     -----                                                         ----
/s/ DANIEL D. HAMMOND                         Chairman of the Board of Directors                       September 21, 1995
-----------------------------------------     and Chief Executive Officer
Daniel D. Hammond                             (principal executive officer)



/s/ MICHAEL W. BARKER                         President and Chief Operating                            September 21, 1995
-----------------------------------------     Officer and Director
Michael W. Barker


/s/ ROB-ROY J. GRAHAM                         Chief Financial Officer                                  September 21, 1995
-----------------------------------------     and Secretary
Rob-Roy J. Graham                             (principal financial officer and
                                              principal accounting officer)



/s/ JOSEPH J. PIETROPAOLO                     Director                                                 September 21, 1995
-----------------------------------------
Joseph J. Pietropaolo



/s/ GEORGE C. PLATT                           Director                                                 September 21, 1995
-----------------------------------------
George C. Platt



/s/ GERALD F. MONTRY                          Director                                                 September 21, 1995
-----------------------------------------
Gerald F. Montry

                               INDEX TO EXHIBITS


      Exhibit
      Number                              Exhibit
      ------                              -------
        4.1           InterVoice, Inc. Restricted Stock Plan.

        5.1           Opinion of Thompson & Knight, A Professional Corporation.

       23.1           Consent of Thompson & Knight, A Professional Corporation (included in the opinion of Thompson &
                      Knight, P.C. filed herewith as Exhibit 5.1).

       23.2           Consent of Ernst & Young LLP, independent public accountants, to incorporation of report by reference.

       24.1           Power of Attorney (included on signature page of this Registration Statement).
